Exhibit 4.27.7

Additional Agreement No. 7
to Contract on Network Connection between OAO Rostlecom and OAO Uralsvyazinform No. UF/D-MRK-01/03 dated August 01, 2003 (as amended by Agreement dated January 01, 2006)

Date:	March 11, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by Charter, on the one part, and Open Joint Stock Company “Uralsvyazinform”, hereinafter referred to as the “Operator”, represented by General Director Anatoliy Yevgenievich Ufimkin, authorized to act by Charter, on the other part, hereinafter collectively referred to as the “Parties”, signed this Additional Agreement  (hereinafter — Agreement) to Contract on Network Connection dated January 01, 2006 (hereinafter — “Contract”) as follows:

1.               To add the following clauses to Appendix 9 to the Contract:

«

8.               The Operator shall in case of technical equipment of software failure and because of the effect various other conditions resulting in garbling, loss of the data or impossibility of timely transfer, to inform Rostelecom about the reasons of such failures with retransmission of reliable data.

9.               Cooperation in the updating of the data on Subscribers between the Parties is realized through the data exchange in an approved format set in Appendix 9 to the Contract. The following data should be transmitted: data on the Subscribers, the list of which is set by Appendix 9 and which are changed through the Accounting Period.

10.         Basic unit for the cost of the Subscribers’ database updating service is the total reliable information concerning one Operator’s Subscriber account. Reliability of the data is the correspondence of the data to the format of Appendix 9 to this Contract and the condition of the Operator’s Subscribers’ database on the condition on the 1st day of the Billing period.

11.         Rostelecom makes monthly payment for the services under Appendix 1 to this Contract per 1 base unit of reliable and timely transmitted data on the Subscribers of the Operator.

12.         The Operator by the 5th day of the Billing Period sends to Rostelecom an Act and an invoice indicating the effective volume of the Subscriber’s database updating services within the Accounting Period, and Rostelecom shall by the 8th of the Billing period approves the Act. If there are any remarks in connection to the volume of the services rendered, Rostelecom approves the Act with the remarks. The Parties shall by the 20th day of the Billing period to reconcile these remarks. The Form of the Act is given in Appendix 1 to this Agreement.

13.         Rostelecom pays for the Subscriber’s database updating services no later than 10 days after signing of the Act by the Parties.

14.         If information transmitted for the Operator’s Subscriber’s database updating services was presented incorrectly or needs additional data Rostelecom sends an inquiry to the Operator. Retransmission of the information on the Subscribers, the correction of the data is free of charge if performed because of the fault of the Operator».

2.               The agreement is issued in the Russian language in two copies, one for  each Party.

3.               All terms used in this Agreement have a meaning, fixed for them in the Contract.

4.               This Agreement is an inseparable part of the Contract.

5.               All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

6.               This Agreement shall come into force from the date hereof. The Parties hereby establish that terms and conditions of the Agreement entered into thereby shall apply to their relations arisen from the date of the Contract on Telecommunications Network Connection dated January 01, 2006.

OAO Rostelecom:	OAO Uralsvyazinform:

Legal address: 127091, Moscow,	Legal address: 620014
Delegatskaya st., 5	Yekaterinburg, Moskovskaya st., 11

General Director	General Director
OAO Rostelecom	OAO Uralsvyazinform

/signed/ D.Ye. Yerokhin	/signed/ A. Ya. Ufimkin
Dated 11.03.2006	Dated 11.03.2006
Seal here	Seal here

Appendix No. 1
to Agreement
dated January 01, 2006

Form 1

Services Report,
Under Contract dated January 01, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by Charter, on the one part, and Open Joint Stock Company “Uralsvyazinform”, hereinafter referred to as the “Operator”, represented by General Director Anatoliy Yevgenievich Ufimkin, authorized to act by Charter, on the other part, hereinafter collectively referred to as the “Parties”, confirming the following services rendered by the Parties to each other:

Services rendered by the Operator

Ref. No.	Description of the service	Measurement Unit	Quantity	Service Tariff, rubles/pcs	Service Cost w/o VAT, rubles	including VAT, rubles	Service Cost inc. VAT, rubles
1	2	3	4	5	6	7	8
1	Actualization of data on the Operator’s subscribers
2
Total

The rendered services cost aggregated _______________, including VAT _______________.

The services were presented properly and according to Agreement terms.

OAO Rostelecom:	OAO Uralsvyazinform:

Legal address: 127091, Moscow,	Legal address: 620014
Delegatskaya st., 5	Yekaterinburg, Moskovskaya st., 11

General Director	General Director
OAO Rostelecom	OAO Uralsvyazinform

/signed/ D.Ye. Yerokhin	/signed/ A. Ya. Ufimkin
Dated 11.03.2006	Dated 11.03.2006
Seal here	Seal here